Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-183216, 333-152806 and 333-271616) on Form S-3 and (Nos. 333-181489, 333-181488, 333-113339, 333-64356, and 333-265341) on Form S-8 of Fidelity D & D Bancorp, Inc. (the "Company") of our reports dated March 13, 2026 related to the consolidated financial statements and effectiveness of internal control over financial reporting of the Company, as they appear in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 13, 2026